Exhibit 4.1

AMENDMENT NO. 3 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 3 TO RIGHTS AGREEMENT (this “Amendment”), dated as of March 11, 2014, by and between JOS. A. BANK CLOTHIERS, INC., a Delaware corporation (the “Company”), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, (“Rights Agent”), is made with reference to the following facts:

A.          The Company and the Rights Agent entered into that certain Rights Agreement, dated as of September 6, 2007 (as amended, the “Rights Agreement”) in order to implement a shareholder rights plan as more fully described therein.  Terms with initial letters capitalized that are not otherwise defined herein shall have their respective meanings as set forth in the Rights Agreement.

B.           Pursuant to Section 27 of the Rights Agreement, the Company may amend or supplement any provision of the Rights Agreement, prior to a Distribution Date, which the Company may deem necessary or desirable, without approval of any holders of Rights Certificates, and the Rights Agent shall, if the Company so directs, execute such supplement or amendment.

C.           The Company, Everest Topco LLC and Everest Holdings Topco have terminated that certain Membership Interest Purchase Agreement (the “Eddie Bauer Purchase Agreement”), dated February 13, 2014.

D.           The Company, The Men’s Wearhouse, Inc., a Texas corporation (“Parent”) and Java Corp., a Delaware corporation and an indirect, wholly-owned Subsidiary of Parent (“Purchaser”) have proposed to enter into an Agreement and Plan of Merger, dated March 11, 2014 (as it may be amended, modified or supplemented, from time to time, the “Merger Agreement”), pursuant to which, following the consummation of the tender offer Parent has commenced (as it may be amended from time to time as permitted under the Merger Agreement, the “Offer”) to purchase all outstanding shares of common stock, par value $0.01 per share, of the Company, at a price per share of $65.00, Purchaser shall be merged with and into the Company (the “Merger”), with the Company continuing as the surviving entity following the Merger.

E.           The Company, pursuant to a resolution duly adopted by its Board of Directors, has determined that it is desirable to amend the Rights Agreement as provided in this Amendment to facilitate the transactions contemplated by the Merger Agreement.

F.           The Company hereby states that there is not as of the date hereof any Acquiring Person and no Distribution Date has occurred under the Rights Agreement.

G.           The Company desires to amend the Rights Agreement in certain respects as set forth herein, including to:  (i) except from the operation of the Rights Agreement the Merger Agreement, the Offer and Merger (as such terms are defined in the Merger Agreement), and any and all other transactions contemplated by the Merger Agreement and to provide that the Rights Agreement shall expire immediately prior to the effective time of the Merger and (ii) terminate that certain Amendment No. 2, dated February 13, 2014, to this Rights Agreement (“Amendment No. 2”); provided that certain clarifications included in Amendment No. 2 are also included in this Amendment.

H.           The Company hereby states that all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

NOW, THEREFORE, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent hereby amend, effective upon the date hereof, the Rights Agreement as follows:

1.            Amendment of Section 1(a).  The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“ ‘Acquiring Person’ shall mean any Person (as such term is hereinafter defined) who or that, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 10% or more of the Common Shares then outstanding. Notwithstanding the foregoing, (A) the term Acquiring Person shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit or compensation plan of the Company or any Subsidiary of the Company or (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan of the Company or any Subsidiary of the Company, (B) no Person shall become an “Acquiring Person” (i) as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares issued and outstanding, increases the proportionate number of Common Shares beneficially owned by such Person to 10% or more of the Common Shares then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 10% or more of the Common Shares then outstanding by reason of share purchases by the Company and shall, following written notice from, or public disclosure by the Company of such share purchases by the Company, become the Beneficial Owner of any additional Common Shares without the prior consent of the Company and shall then Beneficially Own more than 10% of the Common Shares then outstanding, then such Person shall be deemed to be an “Acquiring Person,” (ii) as the result of the acquisition of Common Shares directly from the Company; provided, however, that if a Person shall become the Beneficial Owner of 10% or more of the Common Shares then outstanding by reason of share purchases or issuances directly from the Company and shall, after that date, become Beneficial Owner of any additional Common Shares without the prior consent of the Company and shall then Beneficially Own more than 10% of the Common Shares then outstanding, then such Person shall be deemed to be an “Acquiring Person,” (iii) if the Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the other provisions of this Section 1(a), has become such inadvertently, and such Person divests, as promptly as practicable (as determined in good faith by the Board of Directors), following receipt of written notice from the Company of such event, of Beneficial

Ownership of a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the other provisions of this Section 1(a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement; provided, however, that if such Person shall again become the Beneficial Owner of 10% or more of the Common Shares then outstanding, such Person shall be deemed an “Acquiring Person,” subject to the exceptions set forth in this Section 1(a), (iv) if, as of January 3, 2014, any Person is the Beneficial Owner of nine percent (9%) or more of the Common Shares then outstanding, but no greater than nineteen and ninety-nine one hundredths percent (19.99%) of the Common Shares then outstanding, such Person shall not be or become an “Acquiring Person,” as defined pursuant to the other provisions of this paragraph (a), provided that such Person is not (and does not acquire Beneficial Ownership of additional Common Shares such that it becomes) the Beneficial Owner of a percentage of the Common Shares outstanding that is greater (by more than one percent (1%) of the Common Shares then outstanding) than (x) the percentage of the Common Shares outstanding as to which such Person had beneficial ownership on January 3, 2014 or (y) such lesser percentage as to which such Person has beneficial ownership following any transfer of the Company’s securities by such Person after January 3, 2014 (the lower of the percentages described by clauses (x) and (y), the “Applicable Percentage”); provided, however, that this subsection (iv) shall pertain, as to any such Person, only until the first time, following January 3, 2014, as such Person has beneficial ownership of less than nine percent (9%) of the Common Shares then outstanding; provided, further that no Person described in this clause (iv) shall become an “Acquiring Person” solely as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares issued and outstanding, increases the proportionate number of Common Shares beneficially owned by such Person to greater than such Person’s Applicable Percentage then outstanding; provided, further, that if such Person shall become the Beneficial Owner of a percentage of the Common Shares outstanding that is greater than such Person’s Applicable Percentage by reason of share purchases by the Company and shall, following written notice from, or public disclosure by the Company of such share purchases by the Company, become the Beneficial Owner of any additional Common Shares without the prior consent of the Company, then such person shall be deemed to be an “Acquiring Person,” or (v) who or which otherwise would be an Acquiring Person as of January 3, 2014 solely as a result of giving effect to Section 2 of this Amendment; provided, however, that such Person shall become an Acquiring Person if, following the Close of Business on January 3, 2014, such Person, together with all Affiliates and Associates of such Person, acquires Beneficial Ownership (after giving effect to Section 2 of this Amendment) of additional shares of Common Shares representing one percent (1%) or more of the Common Shares, (C) FMR LLC (referred to collectively with its Affiliates and Associates as “FMR”) shall not become an Acquiring Person, unless and until FMR shall acquire Beneficial

Ownership of additional Common Shares such that it becomes the Beneficial Owner of a percentage of the Common Shares outstanding that is greater (by more than one percent (1%) of the Common Shares then outstanding) than FMR’s Applicable Percentage; provided, however, that this clause (C) shall pertain only until the first time, following January 3, 2014, as FMR has beneficial ownership of less than nine percent (9%) of the Common Shares then outstanding; provided, further that FMR shall not become an “Acquiring Person” solely as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares issued and outstanding, increases the proportionate number of Common Shares beneficially owned by FMR to greater than FMR’s Applicable Percentage of the Common Shares then outstanding; provided, further, that if FMR shall become the Beneficial Owner of a percentage of the Common Shares then outstanding that is greater than FMR’s Applicable Percentage by reason of share purchases by the Company and shall, following written notice from, or public disclosure by the Company of such share purchases by the Company, become the Beneficial Owner of any additional Common Shares without the prior consent of the Company, then FMR shall be deemed to be an “Acquiring Person,” and (D) notwithstanding anything in this Agreement to the contrary, none of Parent, Purchaser or any of their respective Affiliates or Associates shall be or become an Acquiring Person, and the term “Acquiring Person” shall not include any of Parent, Purchaser or any of their respective Affiliates or Associates, solely by reason of (i) the approval, execution, delivery, performance, consummation or public announcement of the Merger Agreement, (ii) the approval, commencement, consummation or public announcement of the Offer or Merger or (iii) the approval, execution, delivery, performance, commencement, consummation or public announcement of any of the other transactions contemplated by the Merger Agreement.”

2.            Amendment to Section 1(i). The definition of “Interested Stockholder” set forth in Section 1(i) of the Rights Agreement is hereby amended by adding the following sentence to the end of said definition:

“Notwithstanding anything in this Agreement to the contrary, none of Parent, Purchaser or any of their respective Affiliates or Associates shall be or become an Interested Stockholder, and the term “Interested Stockholder” shall not include any of Parent, Purchaser or any of their respective Affiliates or Associates, solely by reason of (i) the approval, execution, delivery, performance, consummation or public announcement of the Merger Agreement, (ii) the approval, commencement, consummation or public announcement of the Offer or Merger or (iii) the approval, execution, delivery, performance, commencement, consummation or public announcement of any of the other transactions contemplated by the Merger Agreement.”

3.            Amendment to Section 1(n). The definition of “Shares Acquisition Date” set forth in Section 1(n) of the Rights Agreement is hereby amended by adding the following sentence to the end of said definition:

“Notwithstanding anything in this Agreement to the contrary, no Shares Acquisition Date shall be deemed to have occurred solely as a result of (i) the approval, execution, delivery, performance, consummation or public announcement of the Merger Agreement, (ii) the approval, commencement, consummation or public announcement of the Offer or Merger or (iii) the approval, execution, delivery, performance, commencement, consummation or public announcement of any of the other transactions contemplated by the Merger Agreement.”

4.            Amendment to Section 1(p). The definition of “Transaction” set forth in Section 1(p) of the Rights Agreement is hereby amended by adding the following sentence to the end of said definition:

“Notwithstanding anything in this Agreement to the contrary, no Transaction shall be deemed to have occurred solely as a result of (i) the approval, execution, delivery, performance, consummation or public announcement of the Merger Agreement, (ii) the approval, commencement, consummation or public announcement of the Offer or Merger or (iii) the approval, execution, delivery, performance, commencement, consummation or public announcement of any of the other transactions contemplated by the Merger Agreement.”

5.            Amendments to Section 1. Section 1 of the Rights Agreement is hereby amended by inserting each of the following definitions in its appropriate alphabetical order in Section 1:

“Effective Time” shall have the meaning ascribed to such term in the Merger Agreement.

“Merger” shall have the meaning ascribed to such term in the Merger Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger by and among, Parent, Purchaser and the Company, dated as of March 11, 2014 (as such agreement may be amended, modified or supplemented from time to time).

“Parent” shall mean The Men’s Wearhouse, Inc., a Texas corporation.

“Purchaser” shall mean Java Corp., a Delaware corporation and an indirect, wholly-owned Subsidiary of Parent.

“Offer” shall have the meaning ascribed to such term in the Merger Agreement.

6.            Amendment to Section 3(a). The definition of “Distribution Date” in Section 3(a) of the Rights Agreement is hereby amended by adding the following sentence to the end of said definition:

“Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely as a result of (i) the approval, execution, delivery, performance, consummation or public announcement of the Merger Agreement, (ii) the approval, commencement, consummation or public announcement of the Offer or Merger or (iii) the approval, execution, delivery, performance, commencement, consummation or public announcement of any of the other transactions contemplated by the Merger Agreement.”

7.            Amendment to Section 7(a). The definition of “Final Expiration Date” set forth in Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one- hundredth of a Preferred Share (or such other number of shares or other securities) as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on September 20, 2017 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof or (iv) the Effective Time. For the avoidance of doubt, this Agreement shall expire and terminate immediately prior to the Effective Time in accordance with the terms of the Merger Agreement.”

8.            Amendment to Section 11(a)(ii). Section 11(a)(ii) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end of said Section:

“Notwithstanding anything in this Agreement to the contrary, no event requiring an adjustment under this Section 11(a) shall be deemed to have occurred solely by reason of (i) the approval, execution, delivery, performance, consummation or public announcement of the Merger Agreement, (ii) the approval, commencement, consummation or public announcement of the Offer or Merger or (iii) the approval, execution, delivery, performance, commencement, consummation or public announcement of any of the other transactions contemplated by the Merger Agreement.”

9.            Amendment to Section 13(a). Section 13(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end of said Section 13(a):

“Notwithstanding anything in this Agreement to the contrary, none of the events described in clauses (x) through (z) of the first sentence of Section 13(a) shall be deemed to have occurred solely by reason of (i) the approval, execution, delivery, performance, consummation or public announcement of the Merger Agreement, (ii) the approval, commencement, consummation or public announcement of the Offer or Merger or (iii) the approval, execution, delivery, performance, commencement, consummation or public announcement of any of the other transactions contemplated by the Merger Agreement.”

10.          Amendment to Exhibit C (Summary of Rights). The trigger of “Flip-In” and “Flip-Over” Rights set forth in Exhibit C to the Rights Agreement is hereby amended by adding the following to the end as said section:

“Notwithstanding anything in this Agreement to the contrary, no flip-in date shall be deemed to have occurred solely as a result of (i) the approval, execution, delivery, performance, consummation or public announcement of the Merger Agreement, (ii) the approval, commencement, consummation or public announcement of the Offer or Merger or (iii) the approval, execution, delivery, performance, commencement, consummation or public announcement of any of the other transactions contemplated by the Merger Agreement. Additionally, notwithstanding anything in this Agreement to the contrary, a flip-over transaction shall be deemed not to have occurred, and the provisions of such section shall not be made or given effect, solely as a result of (i) the approval, execution, delivery, performance, consummation or public announcement of the Merger Agreement, (ii) the approval, commencement, consummation or public announcement of the Offer or Merger or (iii) the approval, execution, delivery, performance, commencement, consummation or public announcement of any of the other transactions contemplated by the Merger Agreement.”

11.          Benefits. All of the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

12.          Severability.  If any term, provision or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions or restriction of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

13.          Effectiveness and Effect of Amendment.

a.     Notwithstanding anything to the contrary set forth in Section 27 of the Rights Agreement, this Amendment shall become effective as of the date first written above, but such effectiveness is contingent upon the execution and delivery of the Merger Agreement by the parties thereto. The Company shall notify the Rights Agent via electronic mail of such execution and delivery of the Merger Agreement promptly thereafter.

b.    Except as specifically modified herein, the Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of any provision of the Rights Agreement. Upon and after the effectiveness of this Amendment, each reference in the Rights Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Rights Agreement, and each reference in any other document to “the Rights Agreement,” “thereunder,” “thereof” or words of like import referring to the Rights Agreement, shall mean and be a reference to the Rights Agreement as modified hereby.

14.          Termination of Amendment. Amendment No. 2 is hereby terminated in its entirety and is of no further force or effect pursuant to its terms which provide that in the event that, prior to the Closing Date (as defined in the Eddie Bauer Purchase Agreement), the Eddie Bauer Purchase Agreement is terminated in accordance with its terms, Amendment No. 2 shall terminate and be of no further force or effect.

15.          Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

16.          Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

17.          Descriptive Headings.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment is executed as of the date first written above.

ATTEST:		JOS. A. BANK CLOTHIERS, INC.

By:	/s/ Charles D. Frazer	By:	/s/ David E. Ullman

Name:	Charles D. Frazer	Name:	David E. Ullman

Title:	Senior Vice President, General Counsel and Secretary	Title:	Executive Vice President - Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

		By:	/s/ Monty Harry

		Name:	Monty Harry

		Title:	Vice President